Exhibit 99.1

AT THE COMPANY:

John Nieser

Treasurer & Acting CFO

(713) 623-0790

Cornell Companies Reports Third-Quarter, Nine-Month 2004 Results

HOUSTON, TX (November 9, 2004) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the period ended September 30, 2004.  For the 2004 third quarter, the Company reported a loss of $897,000, or $0.07 per diluted share, compared with net income of $1.4 million, or $0.11 per diluted share, in last year’s third quarter.  This year’s third-quarter results included $1.6 million, or $0.13 per diluted share, of start-up costs (net of start-up revenues) for new facilities, and $723,000, or $0.05 per diluted share, of losses associated with New Morgan Academy.  Excluding the effects of these items, third-quarter 2004 pro forma earnings were $1.5 million, or $0.11 per diluted share, versus $2.4 million, or $0.18 per diluted share, in the third quarter of 2003.  Cornell calculates pro forma numbers for comparative purposes to help investors better understand the operating results attributable to the Company’s core continuing business operations.  Reconciliations of these non-Generally Accepted Accounting Principles (GAAP) measures to the comparable GAAP measures are included in the attachments hereto.

Harry J. Phillips, Jr., Cornell’s chairman and chief executive officer, said, “Performance in our core programs was and remains solid, and the measures we implemented recently to enhance existing management processes are producing the desired results.  On the other hand, while the pace of the ramp-ups of our new projects is improving, it is not where we want it to be.  Ramping up these new projects remains our highest priority.”

Phillips continued, “We are also pleased to bring closure to two long-standing issues.  When this management team arrived, the company faced several difficult challenges.  Two of the biggest—the delay with the Moshannon Valley Correctional Center and the Securities and Exchange Commission investigation—were favorably resolved this quarter.  While we worked through these and other issues, we remained focused on the future and continued to win new contracts and build our development pipeline.”

Third-Quarter Highlights (Amounts in thousands, except per share data)

	Third Quarter		Nine Months Ended
	9/30/2004	9/30/2003	9/30/2004	9/30/2003
As Reported
Revenue	$74,693	$68,642	$214,010	$202,253
Income from operations	4,404	6,732	14,959	22,792
Net (loss)/income	(897)	1,442	(1,288)	5,661
EPS – diluted	$(0.07)	$0.11	$(0.10)	$0.43
Shares outstanding used in per share computation	13,199	13,542	13,143	13,218

Pro Forma, excluding New Morgan Academy, charges related to the early extinguishment of debt, and net start-up costs:*
Revenue	$73,195	$68,075	$211,081	$201,606
Income from operations	7,592	8,010	21,597	25,615
Net income	1,453	2,412	4,934	7,988
EPS - diluted	$0.11	$0.18	$0.37	$0.60

*  See reconciliation of historical and forward-looking information attached.

MORE

Third-Quarter Results

Revenues increased 9 percent to $74.7 million from $68.6 million in the 2003 period.  Contributions from Big Spring Correctional Center, Texas Adolescent Center, Walnut Grove Youth Correctional Facility, and Philadelphia Alternative School accounted for the revenue increase.  Pro forma third-quarter 2004 revenues, which exclude the impact of start-up revenues, were $73.2 million compared with $68.1 million in the prior year’s quarter.  Cornell continued to maintain strong levels of average contract occupancy of 96.4 percent in its residential facilities for this year’s third quarter compared with 100.4 percent in last year’s third quarter.  Excluding start-up operations, average contract occupancy was 99.1 percent in the Company’s residential facilities in the 2004 period.

Income from operations was $4.4 million compared with $6.7 million in the same quarter of 2003.  The decrease in 2004 third-quarter results was due to increased professional fees, increased depreciation, primarily from the September 2003 purchase of assets formerly leased, as well as assets acquired during 2004, and other insurance and employee costs.  Additionally, comparisons of third-quarter income from operations were affected by $2.8 million in net start-up costs in 2004 and $493,000 in 2003, and on-going costs related to New Morgan Academy of $435,000 in 2004 and $785,000 in 2003.  Excluding the impact of these items, pro forma income from operations was $7.6 million compared with $8.0 million in the comparable quarter of 2003.  The decrease in 2004 third-quarter pro forma results was mainly due to increased professional fees and depreciation, as noted previously.

The effective tax rate utilized during the third quarter (and for the outlook for the fourth quarter) is approximately 22 percent compared with 41 percent in 2003.  The change in estimate is primarily related to a reduction in operating income in 2004.

Nine-Month Results

For the nine months ended September 30, 2004, revenues increased 6 percent to $214.0 million from $202.3 million in the nine months ended September 30, 2003, due to contributions from Big Spring Correctional Center, Texas Adolescent Center, Walnut Grove Youth Correctional Facility, and certain of the Pennsylvania-based facilities and programs.  Income from operations was $15.0 million for this year’s nine-month period compared with $22.8 million in the prior-year period.  The net loss was $1.3 million, or $0.10 per diluted share, compared with net income of $5.7 million, or $0.43 per diluted share, in the prior-year period.  The 2004 period included a charge of $1.4 million, or $0.11 per diluted share, from the early extinguishment of debt in the second quarter.

Pro forma nine-month 2004 revenues were $211.1 million compared with $201.6 million in the prior year’s period and pro forma income from operations was $21.6 million compared with $25.6 million.  Pro forma net income was $4.9 million, or $0.37 per diluted share, compared with $8.0 million, or $0.60 per diluted share, for the nine months ended September 30, 2003.

Construction Begins at Moshannon Valley

The Moshannon Valley Correctional Center in Philipsburg, Penn., which will house 1,300 federal inmates, is under construction.  Cornell has a contract with the Federal Bureau of Prisons (BOP) to operate the facility for three years and the Bureau has the option to grant seven one-year extensions.  The potential contract value for the initial three years is $111.8 million and the facility is scheduled to open by the end of the first quarter of 2006.  In September 2004, the Company was reimbursed approximately $7.0 million representing a portion of its capital expenditures, as well as certain expenses incurred in connection with the project’s delay.  The balance in excess of the accounts receivable previously recorded by the Company was credited against the carrying cost of the facility.”

Project Updates

The Company provided the following update on projects and new business awards:

•                  At Southern Peaks Treatment Center in Colorado, the Company is establishing a positive culture and expects to reach capacity during the first quarter of 2005.

•                  Cornell anticipates completing the renovations to the second tower at the Regional Correctional Center in New Mexico during the fourth quarter of 2004.  Given the current assessment of market conditions, the Company anticipates full ramp up during the second quarter of 2005.

•                  The Company conducted additional high-level meetings with administrators in the District of Columbia regarding the Joz-Arz facility.  Cornell believes that these discussions have made progress, and expects full ramp-up at the facility during the first quarter of 2005.

•                  Cornell previously announced it has closed its detention center in Plankinton, S.D., and will not open a residential treatment center at the same location.

•                  During the third quarter, Cornell expanded its alternative education services in Pennsylvania.  The Company signed a five-year agreement to provide alternative education services to third- and fourth-grade students enrolled in the Philadelphia School District beginning in the 2004 — 2005 school year.  This contract will generate nearly $2.0 million in annualized revenue.

•                  Cornell also signed a three-year agreement to work jointly with the Lebanon School District, Lebanon, Penn., to provide alternative education services to students in grades three through 12.  This contract will generate nearly $1.5 million in annualized revenue.

•                  Cornell was awarded a contract to operate an adult community corrections center near Las Vegas.  The Company assumed an existing contract and will operate the program from a newly remodeled, company-owned facility that has capacity for 100 beds.  Cornell expects to start the contract by December 1.  Annualized revenue for the current contract is estimated at $1.3 million, which is based on 65 beds.

Update on New Morgan Academy

The company continues to see a high level of interest in the New Morgan Academy.  While talks with the Bureau of Immigration and Customs Enforcement have ended, the Company is in serious discussions with state and local sources, as well as private enterprise.

Outlook for Fourth-Quarter and Full-Year 2004

The Company expects fourth-quarter per-share results to range from a loss per share of $0.03 to $0.07 on an as-reported basis, and earnings per share of $0.10 to $0.14 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.

For the full year, the Company expects its loss per share to range from $0.13 to $0.17 on an as-reported basis, and from $0.47 to $0.51 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, the charge on the early extinguishment of debt, and losses associated with New Morgan Academy

Phillips concluded, “We have several attractive projects with attractive returns that will add meaningfully to 2005 results.  While our projects can experience delays during the ramp-up period, a slowdown in the pace of ramp-up does not reflect on the quality of the underlying projects.  While our development pipeline remains strong, our management remains focused on executing the ramp-ups of our current projects.”

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern today, November 9.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web site and by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 11013933.  The replay will be available through November 16, 2004 by phone and for 30 days on the Internet.  This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations — Press Releases.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (4) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (5) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (6) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (7) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (8) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (9) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (10) the availability of financing on terms that are favorable to Cornell, (11) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations, and (12) the effectiveness of Cornell’s internal controls over financial reporting and the ability to certify the effectiveness thereof and to obtain a favorable attestation of the Company’s auditors regarding Cornell’s assessment of its internal controls.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 67 facilities in 16 states and the District of Columbia and 5 facilities under development or construction, including a facility in one additional state. Cornell has a total service capacity of 18,390, including capacity for 2,138 individuals that will be available upon completion of facilities under development or construction.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$74,693	$68,642	$214,010	$202,253
Operating expenses	57,013	53,495	165,641	156,860
Pre-opening and start-up expenses	4,251	1,060	8,282	1,453
Depreciation and amortization	3,429	2,535	9,767	7,708
General and administrative expenses	5,596	4,820	15,361	13,440
Income from operations	4,404	6,732	14,959	22,792
Interest expense, net	5,548	4,228	14,412	13,196
Loss on extinguishment of debt	5	—	2,361	—
Income (loss) before provision (benefit) for income taxes	(1,149)	2,504	(1,814)	9,596
Provision (benefit) for income taxes	(252)	1,062	(526)	3,935
Net income (loss)	$(897)	$1,442	$(1,288)	$5,661

Earnings (loss) per share:
- Basic	$(.07)	$.11	$(.10)	$.44
- Diluted	$(.07)	$.11	$(.10)	$.43

Number of shares used in per share computation:
- Basic	13,199	13,044	13,143	12,894
- Diluted	13,199	13,542	13,143	13,218

Total service capacity (end of period)	18,390	16,514	18,390	16,514
Contracted beds in operation (end of period)	10,791	9,445	10,791	9,445
Average occupancy (A)	96.4%	100.4%	99.1%	100.1%
Average occupancy excluding start-up operations	99.1%	101.0%	100.2%	100.3%

(A)      Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted capacities, occupancy percentages can exceed 100% of contracted capacity.

Balance Sheet Data:

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$70,878	$40,171
Working capital	105,674	86,214
Property and equipment, net	284,056	267,903
Total assets	500,243	449,103
Long-term debt	279,373	227,292
Total debt	288,374	235,598
Stockholders’ equity	166,586	166,235

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assess the operating results and effectiveness of the Company’s operations.  Pro forma measures exclude the effect of pre-opening and start-up revenues and costs, charges related to the early extinguishment of debt, and revenues and costs associated with the New Morgan Academy.  Earnings before interest, taxes, depreciation and amortization (EBITDA) measures operating income before depreciation and amortization, excluding the effect of pre-opening and start-up expenses, net of start-up revenue.  These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.  Set forth below are reconciliations to GAAP measures of non-GAAP measures used herein.

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

GAAP Revenues	$74,693	$68,642	$214,010	$202,253
Less:
New Morgan Academy revenue	—	—	—	26
Start-up revenue	1,498	567	2,929	621
Pro forma revenues	$73,195	$68,075	$211,081	$201,606

GAAP income from operations	$4,404	$6,732	$14,959	$22,792
Plus:
New Morgan Academy loss from operations	435	785	1,285	1,992
Pre-opening and start-up expenses, net of start-up revenue	2,753	493	5,353	831
Pro forma income from operations	$7,592	$8,010	$21,597	$25,615

GAAP net income (loss)	$(897)	$1,442	$(1,288)	$5,661
Plus:
New Morgan Academy net /loss	723	679	1,671	1,837
Pre-opening and start-up expenses, net of start-up revenue	1,624	291	3,158	490
Loss on extinguishment of debt	3	—	1,393	—
Pro forma net income	$1,453	$2,412	$4,934	$7,988

GAAP earnings (loss) per share - diluted:	$(.07)	$.11	$(.10)	$.43
Plus:
New Morgan Academy	.05	.05	.13	.13
Pre-opening and start-up expenses, net of start-up revenue	.13	.02	.23	.04
Loss on extinguishment of debt	—	—	.11	—
Pro forma earnings per share – diluted	$.11	$.18	$.37	$.60

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

GAAP income from operations	$4,404	$6,732	$14,959	$22,792
Plus:
Depreciation and amortization	3,429	2,535	9,767	7,708
Pre-opening and start-up expenses, net of start-up revenue	2,753	493	5,353	$831
EBITDA	$10,586	$9,760	$30,079	$31,331

RECONCILIATION OF FORWARD-LOOKING INFORMATION

	Fourth Quarter Ending December 31, 2004	Twelve Months Ending December 31, 2004

GAAP earnings/(loss) per share – diluted	$(0.07) - (0.03)	$(0.17) - (0.13)
New Morgan Academy	0.06	0.19
Pre-opening and start-up expenses, net of start up revenue	0.11	0.34
Loss on extinguishment of debt	—	0.11
Pro forma earnings per share – diluted	$0.10 - 0.14	$0.47 - 0.51

Cornell Companies, Inc.

Operating Statistics

For the Three and Nine Months Ended September 30, 2004 and 2003

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004		2003
		%		%		%		%
Contracted beds in operation:
Secure Institutional (1)	7,137	66%	5,912	62%	7,137	66%	5,912	62%
Adult Community-Based (1)	1,854	17%	1,854	20%	1,854	17%	1,854	20%
Juvenile (1)	1,800	17%	1,679	18%	1,800	17%	1,679	18%

Total	10,791	100%	9,445	100%	10,791	100%	9,445	100%

Number of billed mandays:
Secure Institutional	637,838	50%	541,651	43%	1,691,767	45%	1,592,934	41%
Adult Community-Based
Residential	174,009	13%	191,055	15%	534,022	14%	570,296	15%
Non-residential (2)	143,369	11%	160,328	13%	430,871	12%	457,242	12%
Juvenile:
Residential	145,919	11%	139,258	11%	434,156	12%	406,038	11%
Non-residential (2)	199,629	15%	233,654	18%	650,686	17%	788,004	21%
Total	1,300,764	100%	1,265,946	100%	3,741,502	100%	3,814,514	100%

Revenues:
Secure Institutional	$30,529	40%	$25,805	38%	$83,040	39%	$76,461	37%
Adult Community-Based
Residential	11,054	15%	10,983	16%	32,991	15%	33,711	17%
Non-residential	1,237	2%	1,887	3%	3,816	2%	4,086	2%
Juvenile:
Residential	24,445	33%	22,912	33%	71,836	34%	65,975	33%
Non-residential	7,428	10%	7,055	10%	22,327	10%	22,020	11%
Total	$74,693	100%	$68,642	100%	$214,010	100%	$202,253	100%

Average revenue per diem:
Secure Institutional	$49.68		$47.64		$49.08		$48.00
Adult Community-Based
Residential	$63.53		$60.19		$61.78		$59.11
Non-residential (2)	$8.63		$8.55		$8.86		$8.94
Juvenile:
Residential	$172.73		$161.40		$165.46		$161.41
Non-residential (2)	$38.90		$30.20		$34.31		$27.94
Corp. & other	—
Total	$59.08		$54.22		$57.20		$53.02

(1)  Residential Contract Capacity Only

(2)  Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.

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